Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-144510) and Form S-8 (No. 333-48204) of Hurco Companies, Inc. of our report dated January 18, 2006, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Indianapolis, Indiana
January 10, 2008